Exhibit 99.1

INTER PARFUMS REPORTS THIRD QUARTER AND YEAR-TO-DATE RESULTS

New York, New York, November 10, 2004 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported results for the third quarter and nine months ended September 30, 2004.

Third Quarter 2004 Compared to Third Quarter 2003:

  Net sales rose 17% to $67.1 million from $57.4 million; at comparable foreign currency exchange rates, net sales were up 11% for the period;
  Gross margin increased to 50% in the 2004 period, as compared to 48% in 2003;
  S,G&A expenses as a percentage of sales were 38% compared to 33%;
  Income from operations declined 5% to $8.0 million from $8.4 million;
  Net income declined 14% to $4 million from $4.7 million; and,
  Diluted EPS were $0.20 compared to $0.23.

Sales for the first nine months of 2004 totaled $172.2 million, an increase of 26% from $136.4 million, in the same period last year. At comparable foreign currency exchange rates, net sales rose 21%. Net income through September 30, 2004 was $12.2 million, up 21% compared to $10.1 million in the same period one year earlier. Diluted earnings per share increased 18% year-to-date to $0.60 from 2003's $0.51.

As previously reported, the sales increase in the third quarter reflects the very successful launch of the Burberry Brit men's line in Europe, North America and Asia. Also contributing to the growth was the introduction of Paul Smith London, initial sales of Lanvin fragrances since July 1, 2004, when Inter Parfums acquired the fragrance license and inventory, and a modest sales contribution by Nickel, the men's skin care line in which Inter Parfums acquired a majority stake in the spring of 2004. Prestige product sales, which represented 83% of total sales, rose 26%, while mass market sales decreased by 22% for the three month period ended September 30, 2004, as compared to the corresponding period of the prior year.

Discussing third quarter operating income, Jean Madar, Chairman & CEO of Inter Parfums, noted, "Third quarter results were in line with our expectations. The increase in S,G&A as a percentage of sales reflects the increased Burberry royalty rate effective July 1, 2004, which was primarily responsible for the decline in profitability. As we stated in prior news releases and SEC filings, the higher royalty provisions under the new Burberry license agreement has and will have a short-term impact on our bottom line, particularly for the second half of 2004 and the first half of 2005. Nonetheless, the growth potential and long-term prospects of the world-renowned Burberry brand combined with the measures that we are taking to offset the increased costs associated with the Burberry fragrance business, should, over time, be reflected in improving operating margins."

Mr. Madar went on to say, "These proactive steps include increasing selling prices, cost-sharing with suppliers and distributors, establishing sales and distribution joint ventures or Company-owned subsidiaries. We also look forward to exploring additional facets of the agreement, including the skin care category."

He continued, "The Burberry Brit men's line will continue its global roll out over the coming months in South America and the Middle East. With respect to new fragrance introductions, Burberry Brit Red, the most recent addition to the successful Burberry Brit family, is being launched in Burberry retail stores and select retailers worldwide. In the spring of 2005, we will be introducing new Celine and Christian Lacroix fragrance families. In addition, we expect to introduce our first new Lanvin fragrance toward the end of 2005 or in early 2006."

Discussing the outlook for the Company, Mr. Greenberg stated, "We continue to expect to meet our net sales and net income goals for 2004 of approximately $228 million and $15.8 million or $0.77 per fully diluted share. With respect to 2005, we plan to issue our initial guidance for the year toward the end of this month."

The Company's financial position remains strong. At September 30, 2004, working capital aggregated $115.0 million resulting in a working capital ratio of 2.6 to 1. Cash and cash equivalents aggregated $34.7 million or approximately $1.80 per outstanding share, while long-term debt was $14.8 million.

Quarterly Dividend

The Company's regular quarterly cash dividend of $0.03 per share will be payable on January 14, 2005 to shareholders of record on December 31, 2004.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Thursday, November 11, 2004. Interested parties may participate in the call by dialing (706) 679-3037, please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums' website.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin. The Company also has controlling interest in Nickel S.A., a men's skin care company. In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation. Given these uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums, Inc. CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net sales	$ 67,090	$ 57,401	$ 172,215	$ 136,358

Cost of sales	33,822	29,890	86,541	70,832

Gross margin	33,268	27,511	85,674	65,526

Selling, general and administrative	25,261	19,090	60,643	46,663

Income from operations	8,007	8,421	25,031	18,863
Other expenses (income):
Interest expense	239	56	448	223
(Gain) loss on foreign currency	19	(489)	503	(344)
Interest and dividend income	(139)	(183)	(583)	(640)
Loss on subsidiary's issuance of stock	--	--	25	155

	119	(616)	393	(606)

Income before income taxes	7,888	9,037	24,638	19,469

Income taxes	2,658	3,177	8,611	6,819

Net income before minority interest	5,230	5,860	16,027	12,650

Minority interest in net income of consolidated subsidiary	1,193	1,176	3,810	2,526

Net income	$ 4,037	$ 4,684	$ 12,217	$ 10,124

Net income per share:
Basic	$0.21	$0.25	$0.64	$0.53
Diluted	$0.20	$0.23	$0.60	$0.51
Weighted average number of shares outstanding:
Basic	19,171	19,024	19,170	19,000
Diluted	20,397	20,182	20,530	19,997

Inter Parfums, Inc. CONSOLIDATED BALANCE SHEETS (In thousands except share and per share data)
ASSETS

	September 30, 2004	December 31, 2003
	(unaudited)
Current assets:
Cash and cash equivalents	$ 34,747	$ 58,958
Account receivable, net	78,171	63,467
Inventories	68,500	54,255
Receivables, other	1,925	1,631
Other current assets	2,413	1,638
Income tax receivable	303	1,110
Deferred tax asset	2,394	1,381

Total current assets	188,453	182,440

Equipment and leasehold improvements, net	5,896	4,967

Trademarks and licenses, net	31,597	6,323

Goodwill	4,670	--

Other assets	518	271

	$ 231,134	$ 194,001

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Loans payable - banks	$ 7,845	$ 121
Current portion of long-term debt	3,945	--
Accounts payable	29,486	45,152
Accrued expenses	29,401	17,403
Income taxes payable	2,483	3,411
Dividends payable	575	383

Total current liabilities	73,735	66,470

Long-term debt, less current portion	14,797	--

Deferred tax liability	2,403	1,417

Put options	857	--

Minority interest	25,277	21,198

Shareholders' equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 19,175,249 and 19,164,186 shares at September 30, 2004 and December 31, 2003, respectively	19	19
Additional paid-in capital	34,412	34,363
Retained earnings	97,868	87,376
Accumulated other comprehensive income	8,012	9,404
Treasury stock, at cost, 7,180,579 common shares at September 30, 2004 and December 31, 2003	(26,246)	(26,246)

	114,065	104,916

	$ 231,134	$ 194,001